Exhibit 10.10

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

NATIONWIDE CHILDREN’S HOSPITAL

AND

BIOLIFE CELL BANK, INC.

This Exclusive License Agreement (this “Agreement”) is entered into as of the last date of the signatures below (the “Effective Date”) by and between Nationwide Children’s Hospital, a nonprofit Ohio corporation (“Children’s”) and BioLife Cell Bank, Inc., a Delaware corporation having offices at 11970 North Central Expressway, Suite 260, Dallas, Texas 75243 (“Licensee”).

RECITALS

1.                                      Children’s has been authorized to license rights in the Licensed Technology (as defined below);

2.                                      Children’s desires to have the Licensed Technology developed and marketed at the earliest possible time to ensure availability for public use and benefit;

3.                                      Licensee intends to bring together the scientific and business expertise, facilities and capital to develop and market the Licensed Technology under a license from Children’s;

4.                                      Children’s is willing to grant Licensee a license to exploit the Licensed Technology subject to the terms and conditions set forth below;

5.                                      The Research Institute at Nationwide Children’s Hospital (“Research Institute”) is a wholly-owned institutional affiliate of Children’s. Research Institute is authorized to act on behalf of Children’s for purposes of this Agreement and the attendant responsibilities and rights outlined herein; and

6.                                      Research Institute has entered into an Inter-Institutional Agreement with The Ohio State University, a nonprofit Ohio corporation (“OSU”) dated effective February 6, 2013. Pursuant to the Inter-Institutional Agreement, Research Institute has certain obligations to OSU that must be included in any license agreement licensing the technology subject to the Inter-Institutional Agreement. The Licensed Technology contains technology subject to the Inter-Institutional Agreement and therefore certain provisions of this Agreement provide for rights and obligations to OSU.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed, Children’s and Licensee hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1          Definitions.  The capitalized terms used herein shall have the meanings set forth below in this Section 1.1 unless otherwise expressly defined in this Agreement.

1.1.1                     “Affiliate” shall mean any entity which directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with Licensee.  For the purpose of this definition, “ownership” or “control” shall mean: (a) the direct or indirect possession or ownership of greater than fifty percent (50%) of the outstanding voting stock of the entity; (b) the right to receive more than fifty percent (50%) of the profits or earnings of the entity; (c) the power to appoint or remove a majority of the board of directors of the entity; or (d) the power to direct the management and policies of the entity.  For clarity, an entity’s status as an Affiliate shall terminate if, at any time, such entity is not within the definition listed above; provided; however, the obligations of that entity shall continue until their purposes are fulfilled in accordance with the terms and conditions of this Agreement.

1.1.2                     “Change of Control” shall mean: (a) the acquisition, either directly or indirectly, by any non-Affiliated third party of more than **** of the voting stock of Licensee; (b) any merger or consolidation, including a series of transactions amounting to the foregoing, involving Licensee that requires a vote of the stockholders of Licensee; or (c) the transfer to any non-Affiliated third party of all or substantially all the assets of Licensee relating to the subject matter of this Agreement.

1.1.3                     “Field of Use” shall mean for therapies and treatment of spinal muscular atrophy.

1.1.4                     “Net Sales” shall mean the gross amount received by Licensee or any sublicensee, including its Affiliates, for the use, sale, transfer or other disposition of Licensed Products less the following to the extent documented as attributable to the Licensed Products: ****. In the event Licensed Products are put into use, sold, transferred or otherwise disposed of other than in an arms-length transaction, or if Licensee, including its Affiliates or its sublicensees, receive consideration other than cash for Licensed Products, then the invoiced amount shall be calculated at ****.

1.1.5                     “Innovators” shall mean ****.

1.1.6                     “Inter-Institutional Agreement” shall mean the Inter-Institutional Agreement between  Research Institute and The Ohio State University (“OSU”) under which OSU has granted Research Institute the ability to grant certain license rights in **** and Research Institute holds certain obligations to OSU entitling OSU to 3 percent (3%) (the “OSU Percentage”) of certain considerations in this Agreement.

1.1.7                     “License Year” shall mean each calendar year in which this Agreement is in effect, provided that the first License Year shall begin on the Effective Date of this Agreement and run until December 31 of the same calendar year and the final License Year shall end on the date of expiration or termination of this Agreement.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.1.8                     “Licensed Patents” shall mean  those patents and/or patent applications identified in Exhibit A, all U.S., PCT, and foreign applications claiming priority thereto, including divisionals, continuations, or continuations-in-part (to the extent that the claimed subject matter of such continuations-in-part is disclosed in the parent Licensed Patent), all patents issuing thereon, reissues, reexaminations, and any extensions thereof or supplementary protection certificates allowed thereon; provided, however, in each case only to the extent of subject matter claimed that is fully disclosed and enabled by the disclosures in Exhibit A to satisfy 35 U.S.C. §112.

1.1.9                     “Licensed Products” shall mean any product or process, including a service:  (a) that is claimed in whole or in part by the Licensed Patents, or the use or manufacture is claimed in whole or in part by the Licensed Patents; (b) the development, manufacture, use, sale or importation of which incorporates or is derived from the Technical Information; or (c) that meets the criteria of both (a) and (b).

1.1.10              “Licensed Technology” shall mean the Licensed Patents and the Technical Information.

1.1.11              “Licensed Territory” shall mean worldwide.

1.1.12              “Party” shall mean either Licensee or Children’s, and “Parties” shall mean both Licensee and Children’s.

1.1.13              “Royalty Period” shall mean each of the calendar year commencing on the date of the first commercial sale and ending **** thereafter; provided that the first Royalty Period of this Agreement shall begin on the date of the first commercial sale and end on the last day of the calendar year in which the first commercial sale occurs.

1.1.14              “Term” shall mean the period of time commencing on the Effective Date and ending on the earliest of: (a) the last to expire of the Licensed Patents; (b) ten (10) years from the date of the first commercial sale; or (c) the date this Agreement is terminated in accordance with the terms and conditions hereof.

1.1.15              “Technical Information” shall mean: (a) research and development information, unpatented inventions, and know-how pertaining to the Licensed Patents created by the Innovators known as of the Effective Date or learned or developed during the Term of this Agreement; and (b) tangible materials pertaining to the Licensed Patents made by the Innovators in amounts selected by Children’s in consultation with the Licensee and in amounts not so little as to unduly burden Licensee in its performance under this Agreement; each solely to the extent Children’s has determined, in its sole discretion, to provide to Licensee hereunder.  For the avoidance of doubt, Technical Information does not include any information, including regulatory data, for which Licensee is given an exclusive right to use under the Clinical Trials Research Agreement (as defined in Section 3.4.1 hereof).

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

The Inter-Institutional Agreement does not cover OSU know-how (“OSU Know-how”), and as such, OSU Know-how will not be included in this Agreement.

1.2          Interpretation.  Each definition in this Agreement includes the singular and the plural.  References to any statute or regulation mean such statute or regulation, as amended from time to time, and include any successor legislation, regulations, guidelines and policies promulgated therefrom.  The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.  The Exhibits attached hereto are hereby incorporated by reference into and shall be deemed a part of this Agreement.  The term “including” shall mean “including but not limited to.”

ARTICLE 2

LICENSE GRANTS AND RESERVATION OF RIGHTS

2.1          Grants.

2.1.1                     Patent License.  Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, Children’s grants to Licensee an exclusive, non-transferable (except a transfer to an Affiliate or as otherwise permitted herein) license in the Field of Use in the Licensed Territory under the Licensed Patents to make, have made (only Licensed Products of Licensee for sale by Licensee, its Affiliates and sublicensees), use, sell, offer for sale and import Licensed Products throughout the Licensed Territory solely within the Field of Use.

2.1.2                     Technical Information License. Subject to the terms and conditions of this Agreement and Licensee’s compliance therewith, Children’s grants to Licensee a nonexclusive, non-transferable license (except a transfer to an Affiliate or as otherwise permitted herein) in the Field of Use in the Licensed Territory to use the Technical Information to develop and manufacture Licensed Products throughout the Licensed Territory for the Field of Use.  The Technical Information is “AS IS” and Children’s shall transfer materials, including those materials listed in Exhibit B, that are included within the Technical Information on the same basis within **** of the Effective Date.  Children’s has no other obligation with respect to the Technical Information; provided, however, that Children’s shall have a continuing obligation to provide certain Technical Information to Licensee if Licensee determines, in consultation with Children’s, that such Technical Information is required to satisfy Licensee’s performance under Article 3 of this Agreement to commercialize the Licensed Products.  The Technical Information: (a) is provided to Licensee solely for the purpose as set forth in this Section 2.1.2 and no other purpose, in bailment with no equitable or legal title transferring; (b) shall be returned or its destruction certified upon request by Children’s after the Term; and nothing herein shall be construed as a sale of the Technical Information.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.1.3                     Subcontracting.  Subject to the terms and conditions of this Agreement and Licensee and each subcontractor’s compliance therewith, Licensee may elect to have Licensed Products made for it under subcontract in accordance with its rights in Section 2.1.1, provided that Licensee does so by a written agreement with such subcontractor consistent with the terms and conditions of this Agreement, the agreement names Children’s as a third party beneficiary, is not further transferable by delegation or otherwise, and terminates upon termination of this Agreement. Licensee shall provide notice to Children’s of each such agreement granting such rights, including the contact information for the subcontractor and the specific Licensed Products the subcontractor is manufacturing. Licensee shall remain **** for each subcontractor’s compliance with such agreement as if such entity was performing as Licensee under the terms and conditions of this Agreement, and Children’s shall have the right to audit such compliance.

****.

2.1.4                     Sublicenses.  Subject to the terms and conditions of this Agreement and Licensee and each sublicensee’s compliance therewith, Licensee may grant sublicenses under the rights licensed to Licensee in Sections 2.1.1 and 2.1.2 provided that Licensee does so by written agreement consistent with the terms and conditions of this Agreement ****.  Licensee agrees to provide Children’s with: (a) the identity of any proposed sublicensee; (b) a true, correct and complete copy of the terms of any proposed sublicense at the time that Licensee seeks such approval; and (c) following receipt by Licensee of Children’s approval, prompt notification and a copy of each final sublicense agreement and any amendment thereof. Each sublicense agreement shall terminate upon termination of this Agreement.  No sublicensee has the right to further transfer, including by further sublicense, its rights.  Licensee shall remain **** for each sublicensee’s compliance with the sublicense agreement as if such entity was performing as Licensee under the terms and conditions of this Agreement, and Children’s shall have the right to audit sublicensees to ensure such compliance.

2.1.5                     IND License.  An Investigational New Drug application for the scAAV9-SMN gene therapy product for the treatment of spinal muscular atrophy type 1 (the “IND”) will be initially filed and sponsored by Children’s.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Within **** days of the Effective Date, Children’s shall provide Licensee with continual, read-only access to the IND. Children’s shall store and maintain pre-clinical study records, specimens, samples, and data related to the IND, in accordance with FDA regulations 21CFR 58.195(b), which in summary states data, specimens, and records will be stored for **** after FDA marketing approval or **** after submission to FDA for marketing approval. Within **** of its receipt of notice from Children’s of completion of the Phase 1/2 clinical trial conducted under the IND, which completion shall be deemed to have occurred at ****, Licensee shall have the right (the “IND Option”) to become the sponsor of the IND. Within **** of exercise of the IND Option, Children’s shall complete the transfer of the IND and associated regulatory filings from Children’s to Licensee. Thereafter, Licensee shall have exclusive access to all information owned by Children’s with respect to satisfying Licensee’s obligations as the sponsor of the IND. Furthermore, in the event that Licensee exercises the IND Option, Children’s shall thereafter have the right to file for a change in the sponsorship of the IND to remove Licensee and redesignate Children’s if (i) any act or omission of Licensee constituting negligence or willful misconduct with respect to Licensee’s control of the IND has or could reasonably be expected to have a material adverse effect on the clinical trials conducted under the IND, (ii) Licensee has not cured such act or omission within **** of its receipt of written notice and demand from Children’s or (iii) Licensee has failed to comply with any applicable law, regulation, or guideline, including but not limited to, any applicable FDA or other governmental requirement, where such failure to comply has or could reasonably be expected to have a material adverse effect on the clinical trials conducted under the IND.  If delays in curing such act or omission occur without fault by Licensee while Licensee is in the process of curing such act or omission, the time to cure such act or omission shall be extended, upon written approval of Children’s, which approval shall not be unreasonably withheld.

2.2          Reservation of Rights.

2.2.1                     Children’s  and OSU reserve on behalf of themselves and their affiliates and subsidiaries: (a) all rights, titles and interests not expressly granted in Sections 2.1.1 and 2.1.2; (b) the right to practice, have practiced and transfer the Licensed Technology for research and development purposes, including education, research, teaching, clinical trials, publication and public service; and [(c) the right to practice and license the Licensed Technology in connection with its use in Children’s GMP manufacturing facility] for research and development purposes, including education, research, teaching, clinical trials, publications and public service.  Licensee is obtaining access to the Licensed Technology but not secrecy thereof.

2.2.2                     This Agreement does not convey and Children’s retains all rights, titles or interests, including conveyances by implication, estoppel or otherwise, in tangible or intangible property rights, including any patents, know-how, tangible materials, or other inventions or discoveries, that are not the Licensed Rights as granted in Sections 2.1.1 and 2.1.2.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.3              Government Rights.  Licensee understands that the Licensed Patents may have been conceived or may be first actually reduced to practice with funding from the U.S. government.  All rights granted shall be limited by and subject to the rights of the U.S. government, as applicable, and Licensee agrees to comply and enable Children’s to comply with all obligations to the U.S. government, including those set forth in 35 U.S.C. §200 et al., regarding substantially manufacturing and practicing Licensed Products in the U.S., unless waived.  On an annual basis, Licensee shall report to Children’s whether or not it qualifies as a “small business firm” as defined in 37 C.F.R. 401.14(a)(5).

ARTICLE 3
DUE DILIGENCE BY LICENSEE

3.1          Due Diligence by Licensee.  Licensee represents and warrants to Children’s, to induce Children’s to enter into this Agreement, that Licensee: (a) shall thoroughly, vigorously, and diligently exploit the Licensed Technology, if commercially reasonable, so that public utilization and practical application results therefrom; (b) has, or shall obtain within **** after the Effective Date, the expertise necessary to develop, market and sell Licensed Products if commercially reasonable.

3.2          Development Plan.  Licensee has provided Children’s with the development plan attached as Exhibit C describing the steps Licensee agrees to take to develop the Licensed Technology and make and sell Licensed Products in the Field of Use and throughout the Licensed Territory.

3.3          Development Report.  Within **** following the end of each License Year, Licensee shall provide Children’s with a written development report containing at least the information set forth in Exhibit D, and describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product and the names of all sublicensees and subcontractors, including which are Affiliates; and (b) an updated development plan for the next reporting period which shall, notwithstanding Section 12.3, amend Exhibit C of this Agreement when accepted by Children’s.

3.4          Development Milestones. Licensee shall achieve the following development milestones by the dates specified.  Licensee shall promptly notify Children’s upon the achievement of each of the development milestones, identify whether the Licensee or a sublicensee is responsible for the achievement of such milestone, and the actual date of such achievement.

3.4.1                     Licensee shall spend not less than Nine Million Four Hundred Thousand Dollars ($9,400,000.00) for the development of the Licensed Products during the first eight (8) years of this Agreement; ****;

3.4.2                     Licensee shall market the Licensed Products in the United States upon receiving regulatory approval if commercially reasonable;

3.4.3                     Following the first commercial sale of a Licensed Product, Licensee shall satisfy the market demand for such Licensed Product throughout the Licensed Territory and the Term and continue to develop additional Licensed Products and applications within the Field of Use if commercially reasonable.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.5          Requirements.  Licensee’s failure to perform any of its obligations specified in this Article 3, including: (a) perform substantially in accordance with the current development plan, as defined in Exhibit C; or (b) meet each development milestone; shall, in each case, constitute a material breach of this Agreement and Children’s shall have the right and option at its sole election to terminate this Agreement as provided in Section 11.2.2 in whole or in part, or convert Licensee’s exclusive license to a non-exclusive license. However, if Licensee’s failure to perform any of its obligations specified in this Article 3 result solely from failure of Children’s to perform its obligations under Section 1.3 of the Clinical Trials Research Agreement of even date herewith between Children’s and Licensee, then such failure to perform by Licensee shall not constitute a breach of this Agreement.

3.6          Development Records.  Licensee shall maintain documentation evidencing that Licensee is pursuing development of Licensed Products as required herein.  Such documentation may include invoices for studies of Licensed Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credits, if available, for research and development of Licensed Products. Licensee shall permit Children’s and/or its representatives to audit the development records subject to the same procedures and restrictions set forth for audit of financial records in Section 4.7.

3.7          Commercialization Plan. It is the anticipated goal of Licensee to ****.

3.8          Clinical Trial Funding.  Licensee shall be responsible for all clinical trial costs that are not covered by ****.

ARTICLE 4
ROYALTIES AND MINIMUM PAYMENTS

4.1          License Issue Fee. Licensee shall issue an aggregate of 239,894 shares of its common stock, $0.0001 par value per share (the “Shares”), to Children’s and its assigns pursuant to a subscription agreement executed by Children’s contemporaneously herewith.  Licensee hereby acknowledges that the Research Institute is required to deliver the OSU Percentage of the Shares to OSU (the “OSU Shares”) pursuant to the Inter-Institutional Agreement between them and accordingly Licensee agrees to issue 7,197 of the Shares in the name of OSU and the remaining 232,697 Shares shall be issued in the name of Children’s.

4.2          Product Development Milestones.  Licensee shall pay to Children’s a milestone payment in the amount specified below upon the  occurrence of each of the following milestone events for each Licensed Product anywhere in the Licensed Territory; provided, however, that no such milestone payment shall be due or payable if Children’s owns at the date of occurrence of such a milestone, less than **** of the Shares it was issued pursuant to this Agreement or, after the Internal Restructuring (as defined in Section 7.4), less than **** of the AveXis Shares (as defined in Section 7.4) for any reason other than by virtue of its exercise of the Royalty Option set forth in Section 4.3 below. For the avoidance of doubt, if the Royalty Option (defined in Section 4.3) is exercised before the later of the approval date of the BLA or the approval date of the Intrathecal BLA, Licensee shall still pay to Children’s the remaining milestone payment as specified.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Milestone Event	Payment Amount

Approval by the FDA of a Biologics License Application for the scAAV9-SMN gene therapy product for spinal muscular atrophy type 1 for vascular delivery (the “BLA”)	$75,000.00

Approval by the FDA of a Biologics License Application for the scAAV9-SMN gene therapy product for intrathecal delivery (the “Intrathecal BLA”)	$50,000.00

4.3          Royalty Option.  For the thirty (30) day period immediately succeeding the earlier of the approval date of the BLA or the approval date of the Intrathecal BLA, Children’s shall have the option (the “Royalty Option”), but only if it owns at the date of exercise of such option, fifty percent (50%) or more of the Shares issued in the name of Children’s pursuant to this Agreement or, after the Internal Restructuring, at least fifty percent (50%) or more of the AveXis Shares issued in the name of Children’s, to sell all, but not less than all, of its Shares or its AveXis Shares, as applicable, to Licensee or AveXis (as defined in Section 7.4), as applicable, at a price per share equal to two (2) times the price per share of common stock sold by Licensee or AveXis, as applicable, in its Series A Financing, with such consideration paid in four (4) equal quarterly installments, commencing on **** and continuing on ****. Furthermore, for the thirty (30) day period immediately succeeding the earlier of the approval date of the BLA or the approval date of the Intrathecal BLA, notwithstanding anything to the contrary in this Agreement, OSU shall also have the option (the “OSU Royalty Option”), but only if it owns at the date of exercise of such option, fifty percent (50%) or more of the OSU Shares or, after the Internal Restructuring, at least fifty percent (50%) or more of the OSU AveXis Shares (as defined in Section 7.4), to sell all, but not less than all, of its OSU Shares, or its OSU AveXis Shares, as applicable, to Licensee or AveXis, as applicable, at a price per share equal to two (2) times the price per share of common stock sold by Licensee or AveXis, as applicable, in its Series A Financing, with such consideration paid in four (4) equal quarterly installments, commencing on **** and continuing on ****.

4.3.1                     If the Royalty Option is exercised in addition to the Royalty Option payment described in Section 4.3, Licensee shall pay to Children’s a non-creditable and non-refundable royalty of **** of Net Sales of Licensed Products during the Term. Furthermore, if the OSU Royalty Option is exercised, OSU shall earn royalties, payable to Children’s in accordance with the payment terms of this Agreement, on a pro rata basis according to the OSU Percentage of **** of Net Sales of Licensed Products during the Term. Under no circumstances shall the sum of the royalty payable to Children’s and the royalty earned by OSU be greater than **** of Net Sales of the Licensed Products.

4.3.2                     If Licensee challenges any patent of the Licensed Patents and is unsuccessful, then, in addition to all other rights and remedies available to Children’s, Licensee agrees that the royalty rates set forth above shall be **** for the remainder of the Term.

Net Sales shall accrue with the first of invoice, use or delivery of a Licensed Product.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.4          Minimum Royalties.  If the Royalty Option is exercised, commencing on the date of the first commercial sale of a Licensed Product, Licensee shall pay Children’s in each Royalty Period a royalty payment no less than the amount per Royalty Period (the “Annual Minimum”) as follows:

Royalty Period	Annual Minimum
Years 1 and 2	****
Years 3, 4, and 5	****
Years 6, 7, and 8	****
Year 9 and 10	****

If the OSU Royalty Option is exercised, OSU shall earn in each Royalty Period a royalty payment no less than **** of the Annual Minimum for such Royalty Period. Under no circumstances shall the sum of the minimum royalty payment payable to Children’s and the minimum royalty payment earned by OSU in each Royalty Period be greater than **** for such Royalty Period. For the avoidance of doubt, in each Royalty Period, the sum of the royalty payable to Children’s and the royalty earned by OSU shall be ****.

4.5          Royalty Stacking. If Licensee is reasonably required to take a license under any third party patents to exploit the Licensed Technology or if Licensee, in its sole discretion, determines a license to any third party patents would be useful to exploit the Licensed Technology and Licensee’s total royalty burden for Net Sales of Licensed Products exceeds **** of Net Sales of Licensed Products, the royalty percentage payable hereunder, if the Royalty Option is exercised, shall be reduced **** in accordance with the following formula:

R = ****,

where:

R is the adjusted royalty due hereunder; and

T is the total royalty due to all licensors;

provided, however, that in no event shall the royalty payable under this Agreement be less than **** of Net Sales of Licensed Products.

4.6          Sublicensing Payments.  Licensee shall pay to Children’s a percentage of **** received by Licensee for and/or each sublicense of the rights granted hereunder, including ****, but excluding ****.  Sublicensing payments shall be made to Children’s by or on ****.

4.7          Royalty Payment and Report.  Within **** after the end of each License Year, Licensee shall provide to Children’s a written report, due even if there are no Net Sales, detailing Licensee’s and each sublicensee’s sales and development activities during the License Year.  Each report shall: (a) be substantially in the form attached as Exhibit E; (b) be certified as accurate and complete by an authorized official of Licensee; and (c) set forth a full accounting of any amounts due, including the description and number of Licensed Products manufactured, used, transferred and/or otherwise disposed of, the calculation of Net Sales of such Licensed Products on a country-by-country basis, including an itemized listing of any allowable deductions or credits, if any, under this Agreement, the total royalty payment and remuneration due during such License Year, any amounts due for Annual Minimums or milestones, exchange rates used and the method of calculation of amounts due Children’s for such License Year, including any sublicensing payments and royalties received and payable.  Concurrent with the making of each such report, Licensee shall include payment due.  If no payment is due for the License Year, Licensee shall so state.

4.8          Accounting.  Licensee shall keep and maintain and shall require all of its sublicensees to keep and maintain complete, accurate, and continuous records for a period of ****, which show the manufacture, transfer, use, and other disposition of Licensed Products.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Such records shall include general ledger records showing cash receipts and expenses, and records which include production records, customers, and related information, in sufficient detail to determine the amounts payable hereunder.  Licensee shall permit Children’s and/or its representatives reasonable access annually during and within ****, to audit during ordinary business hours, such records as may be necessary to verify or determine royalties or other payments paid or payable under this Agreement.  Licensee shall pay Children’s unpaid amounts due hereunder, plus interest as set forth in Section 4.10, within ****.  Children’s shall pay the cost and expense of the audit unless the results of the audit reveal an under-reporting or an underpayment due Children’s of **** or more, in which case Licensee shall reimburse Children’s for the reasonable costs and expenses of the audit within **** receipt of invoice.

4.9          Self-audit.  Licensee shall conduct at its expense an independent audit at least every **** if annual sales of Licensed Products are over ****.  The audit shall address, at a minimum, the amount of Net Sales during the audit period, any payment amounts owed to Children’s under this Agreement, and whether the amounts owed have been paid to Children’s and are reflected in the reports and records of the Licensee as reported to Children’s.  Licensee shall submit promptly to Children’s: (a) the auditor’s certified report upon completion; and (b) unpaid amounts due hereunder, plus interest as set forth in Section 4.10, within **** after receiving such audit report.

4.10        Interest.  The royalty and other payments set forth in this Agreement shall, if overdue, bear interest until payment at **** or the maximum amount permitted under law, whichever is less.  The acceptance of the payment of such interest shall not foreclose Children’s from exercising any other rights or remedies it may have.

4.11        Payment Procedures.  All payments due from Licensee hereunder shall be made in U.S. dollars by check or money order payable to the “Research Institute at Nationwide Children’s   Hospital.”  With respect to transfers in countries outside the United States, payments shall be made in U.S. dollars at the rate of exchange published in the Wall Street Journal on the close of business on the last banking day of each Royalty Period in which the royalty accrues.  Such payments shall reference the Research Institute tax identification number **** and shall be remitted to the address for Research Institute specified in Section 12.1 of this Agreement.

4.12        Taxes.  All amounts payable to Children’s under this Agreement are net of all taxes and other charges, and Licensee shall pay, and shall indemnify and hold the Children’s harmless against, all taxes, transfer fees and other charges levied by any taxing authority on account of license fees, royalties or any other sums payable under this Agreement.  Licensee shall deliver to Children’s copies of all official tax receipts.

ARTICLE 5

PATENT MANAGEMENT

5.1          Prosecution and Maintenance of Licensed Patents.  Provided that Licensee timely makes all of its payments under this Agreement, Children’s shall use reasonable efforts consistent with its normal practices to prosecute and maintain the Licensed Patents in the Field of Use and Licensed Territory and Licensee shall cooperate with all lawful requests of Children’s in effectuating such efforts.

5.1.1       Consultation. Children’s shall consult with Licensee on material matters regarding the prosecution of the Licensed Patents within the Field of Use and Licensed Territory and use reasonable good faith efforts to implement all reasonable requests made by Licensee regarding such matters.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.1.2       Control.  Licensee agrees that Children’s has the sole right without other obligation regarding the Licensed Patents to determine whether or not, and where, to: (a) file and prosecute patent applications; and (b) maintain and defend the patents, including to institute, defend and conduct all interferences, oppositions and other past-grant proceedings. This Section 5.1.2 shall not govern third-party actions or proceedings, which are governed by Article 6 hereof.

5.1.3       Notice.  Licensee shall promptly inform Children’s of all matters that come to its attention that may affect the filing, prosecution, defense or maintenance of the Licensed Patents.  Licensee certifies to Children’s on behalf of itself and any entity to which it conveys Licensed Rights, that they qualify for “small entity” status pursuant to 13 C.F.R. 121.802 and shall notify Children’s immediately in the event this no longer is the case. Children’s shall use its best efforts to promptly notify Licensee, within **** business days of Children’s’s receipt of all matters that come to its attention that may affect the filing, prosecution, defense or maintenance of the Licensed Patents.

5.2          Patent Costs.

5.2.1                     Reimbursement.  Licensee shall reimburse Children’s the amount of Eighty Three Thousand One Hundred Sixty Three Dollars ($83,163.00) to cover past patent costs and expenses in respect of the Licensed Patents that have been incurred by Children’s prior to the Effective Date, which shall be paid in four (4) quarterly installments of Twenty Thousand Seven Hundred Ninety Dollars and Seventy Five Cents ($20,790.75), commencing within **** of closing of Licensee’s Series A Financing. Subject to Section 5.2.2, Licensee shall reimburse Children’s for all documented costs and expenses associated with preparation, filing, and maintenance of the Licensed Patents arising during the Term, within **** of the date of an invoice.

5.2.2                     Notice of Election.  Licensee may elect to discontinue paying for the filing, prosecution, and/or maintenance of any patent or patent application within the Licensed Patents by providing Children’s with **** prior written notice of such election, in which event Licensee shall not be responsible for any such payments after ****.  In the event that Licensee does not provide such notice, Licensee shall remain responsible for the documented costs and expenses incurred by Children’s.

5.2.3                     Loss of Rights, Continuing Payment Obligation.  If Licensee has provided notice of its election to discontinue payment for the filing, prosecution, and/or maintenance of any patent or patent application within the Licensed Patents as set forth in Section 5.2.2, or fails to pay any invoice submitted by Children’s for those patent costs within **** after the date of that invoice, the corresponding patent or patent application shall be excluded from the Licensed Patents, and all rights relating to those patent applications and patents shall revert to Children’s without further obligation to Licensee and may be freely licensed by Children’s to others.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

If Licensee elects not to pay the patent costs for the filing, prosecution, and/or maintenance of any patent application or patent in any country or for any patent or patent application, and Children’s acting in reliance on that election ceases to prosecute that patent application or maintain that patent in that country where Children’s has a good faith belief it was entitled to continue to prosecute or maintain, then Licensee agrees that it and its sublicensees shall not sell any product or practice any process claimed in that patent as issued, or in the case of an application, claimed at the time Licensee notifies Children’s of its decision not to support the application, unless Licensee pays royalties under this Agreement on sales in that country at the rate set forth in Section 4.3.1 as if such patent or patent application was included in the Licensed Patents.

5.3          Patent Term Extensions.  For each Licensed Product, the Parties shall discuss in good faith, mutually cooperate and agree  in: (a) selecting a patent within the Licensed Patents to seek a term extension for; and/or (b) seeking a supplementary protection certificate in relation thereto from the Licensed Patents; each in accordance with the applicable laws of any country.  Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith. Licensee shall reimburse Children’s for any expenses incurred by Children’s for the foregoing.

5.4          Challenge.  In the event Licensee intends to challenge the validity or enforceability of any of the Licensed Patents, Licensee agrees that it shall: (a) give Children’s **** prior written notice; (b) continue to make all payments associated with costs and expenses associated with preparation, filing, and maintenance of the Licensed Patents  in escrow or other similar third-party administered trust account; and (c) continue to comply and require any sublicensee to comply with the terms and conditions of this Agreement.  In the event that one or more of the Licensed Patents are found by a court of law or other arbitration tribunal to be invalid or unenforceable, then any funds paid into the foregoing escrow account shall be released in full and paid to ****. For  purposes of clarity, no payment (outside of the expenses outlined in this Article 5) to Children’s is refundable or may be offset including any amounts  paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Licensed Patents do not include valid claims.

ARTICLE 6
INFRINGEMENT

6.1          Notice.  Licensee shall promptly notify Children’s of any actual or suspected infringement of any Licensed Patent and furnish any available evidence thereof (“Infringement Notice”). Both Parties shall use reasonable efforts and cooperate to terminate infringement in the Licensed Territory and within the Field of Use without litigation.

6.2          Children’s Abatement.  Children’s shall have the right, but shall not be obligated, to bring, control and settle any action to enforce the Licensed Patents, and, in furtherance of such right, Licensee shall cooperate with Children’s, including joining the suit as reasonably requested, without expense to Licensee.  Any recovery or damages received in an action brought by Children’s shall be retained by ****.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.3          Licensee Abatement.  If, within **** after the date of the Infringement Notice, Children’s has not acted to abate the alleged infringement, and Licensee has fully cooperated pursuant to Sections 6.1 and 6.2, then Licensee shall have the right, but shall not be obligated, to bring an action to enforce Licensed Patents in the Field of Use and Licensed Territory and, in furtherance of such right, Children’s hereby agrees that it shall cooperate with Licensee, without expense to Children’s, but shall not be required to join the suit unless it elects to do so in its sole discretion.  Licensee shall notify Children’s in writing in the event that Licensee decides to initiate suit. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee and from any recovery or damages therefrom shall be ****.

6.4          Settlement.  The abating Party shall have the right to reasonably settle an action filed pursuant to Section 6.3, provided that such settlement does not impose any material obligations on any Party including compromising the Licensed Patents, or admit fault.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

7.1              Representations and Warranties. Each of Licensee and Children’s represents and warrants to the other party that that: (a) it is and shall be at all times during the Term a valid legal entity existing under the law of its state of its incorporation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted; (b) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this valid, binding and enforceable Agreement, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the enforcement of creditors’ rights generally and the application of general principles of equity and judicial discretion; (c) it shall comply with the terms and conditions of this Agreement and all applicable international, national, or local laws and regulations in its performance under this Agreement and development, manufacture and sale, use, transfer and other disposition of the Licensed Products; and (d) its execution, delivery, and performance of this Agreement shall not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound.

7.2              Disclaimers.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS ARTICLE 7, AND CHILDREN’S AND OSU ON BEHALF OF THEMSELVES AND THEIR AFFILIATES AND SUBSIDIARIES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE LICENSED TECHNOLOGY; THAT ANY PATENT SHALL ISSUE BASED UPON ANY OF THE PENDING LICENSED PATENTS; THE ACCURACY OF THE TECHNICAL INFORMATION; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF LICENSED PRODUCTS SHALL NOT INFRINGE INTELLECTUAL PROPERTY RIGHTS. THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS IS ASSUMED BY LICENSEE.  LICENSEE AGREES THAT IN NO EVENT SHALL CHILDREN’S, OSU,  THEIR AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, STUDENTS, INDEPENDENT CONTRACTORS OR AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES WHATSOEVER, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY), STRICT LIABILITY, CONTRACT OR OTHERWISE.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. NOTHING SHALL LIMIT CHILDREN’S AND OSU REMEDIES OR ABILITY TO RECOVER DAMAGES, INCLUDING INCREASED DAMAGES, FOR WILLFUL INFRINGEMENT IN THE EVENT CHILDREN’S AND OSU ASSERT THEIR INTELLECTUAL PROPERTY RIGHTS.

7.3              No Warranties to Third Parties.  Licensee shall not make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity that are inconsistent with this Agreement.

7.4          Capital.  The Shares to be issued pursuant to Section 4.1 hereof, represent three percent (3%) of the outstanding capital stock of Licensee on a fully-diluted basis. Within 90 days of the Effective Date of this Agreement, Licensee will complete an asset sell-off of its existing operating business, file for a name change to AveXis, Inc. (“AveXis”), and after the completion of its Series A Financing, effect a merger with and into a publicly-traded shell corporation, with the surviving corporation being AveXis (the “Internal Restructuring”). In that event, (i) all of the Shares will be re-issued for a number of shares of the outstanding capital stock of AveXis (the “AveXis Shares”) equal to three percent (3%) of the outstanding capital stock of AveXis after the Internal Restructuring, on a fully diluted basis, and (ii) AveXis shall issue that number of the AveXis Shares in the name of Children’s and that number of AveXis Shares in the name of OSU (the “OSU AveXis Shares”), as instructed by Children’s in accordance with the OSU Percentage.    The Shares or the AveXis Shares, as applicable, shall be non-dilutive until Licensee, or, after the Internal Restructuring, AveXis, achieves a Fifty Million Dollar ($50,000,000.00) market capitalization.  For the avoidance of doubt, Licensee shall issue additional Shares, or, after the Internal Restructuring, AveXis shall issue additional AveXis Shares to Children’s and OSU for no consideration, from time to time, if necessary to maintain Children’s and OSU’s aggregate three percent (3%) ownership of the outstanding capital stock on a fully-diluted basis in Licensee or AveXis, as applicable but this requirement will terminate once Licensee, or after the Internal Restructuring, AveXis, has reached a market capitalization of Fifty Million Dollars ($50,000,000.00) or more. Once this market capitalization target has been met, the non-dilution protection shall not be reinstated even if Licensee’s or, after the Internal Restructuring, AveXis’ market capitalization thereafter falls below Fifty Million Dollars ($50,000,000.00). Notwithstanding any provision of this Section 7.4 to the contrary, in the event that Children’s or OSU transfer any of the Shares issued to them pursuant to Section 4.1 hereof to any other person or entity (including but not limited to pursuant to any exercise of the Royalty Option or the OSU Royalty Option), all references in this Section 7.4 to “three percent (3%)” shall automatically and immediately be adjusted to that percentage determined by multiplying (a) three percent (3%) by (b) a fraction, the numerator of which is the aggregate number of Shares and AveXis Shares issued pursuant to Sections 4.1 and 7.4 hereof then held by Children’s and/or OSU after taking into account all such transfers, and the denominator of which is the original 239,894 Shares plus the number of any additional Shares and AveXis Shares issued thereon pursuant to this Section 7.4 (in each case as such numbers are equitably adjusted to reflect any share exchange, merger, conversion, consolidation, reorganization, stock split or reverse stock split, dividend, distribution or similar occurrence with respect to such shares).

ARTICLE 8
INDEMNITY & INSURANCE

8.1              Indemnity.  Licensee on behalf of itself and its sublicensees and subcontractors, including without limitation, AveXis, shall indemnify, hold harmless, and defend Children’s, OSU (if the Ohio Attorney General approves the defense of OSU),  their affiliates and subsidiaries, and their respective officers, directors, employees, representatives, students, agents, and independent contractors (individually and collectively “Indemnitees”) from and against any and all claims, suits, losses, damages, costs, fees, and expenses, of any kind whatsoever in law or in equity, including reasonable attorneys’ fees, expert witness fees, and court costs, resulting from or arising out of or relating to ****.

8.2              Insurance.  Licensee shall obtain and maintain at all times during the Term and after, and shall require its sublicensees, and any subcontractors of any of the foregoing, to obtain and maintain insurance as set forth this Section 8.2 to ensure all obligations to Children’s, OSU, and their affiliates and subsidiaries hereunder, including without affecting the generality of the foregoing: (a) insurance for all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities resulting from, arising out of or relating to this Agreement; and (b) comprehensive general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers in amounts sufficient to cover their respective activities and indemnity obligations.  Further without affecting the generality of the foregoing, such insurance shall: (i) provide an appropriate and standard level of coverage considering the size of Licensee, the type of Licensed Product and standards in the industry, which in any event shall not be less than the amount required to satisfy Licensee’s obligations to Indemnitees; and (ii) include Indemnitees as additional insureds.  At Children’s request, Licensee shall furnish a certificate of insurance evidencing the policy’s compliance herewith.  Licensee is required to provide Children’s with **** prior written notice of cancellation or material change in such policy.  Notwithstanding the foregoing, Licensee shall maintain no less than **** in general liability products liability.

8.3              Procedure.  Licensee shall keep Children’s fully informed in writing on Licensee’s actions regarding the indemnification obligations hereunder and of Licensee’s defense(s) of any claim under this Article 8.  Indemnitees shall reasonably cooperate as requested, at the expense of the Licensee, in the defense of the action.  Licensee shall not settle any action without the prior written consent of Children’s if the terms of such settlement contain admissions of wrongdoing by Children’s or any covenants or other restrictions affecting Children’s’s ongoing activities or require payment of any consideration to be made by Children’s.  Licensee shall not make any admission of liability on behalf of Indemnitees individually or collectively or make any public statements relating to Indemnitees without  Children’s’s prior written consent.

ARTICLE 9
MARKING, ACKNOWLEDGEMENTS; NO USE OF NAMES OR ENDORSEMENT

9.1              Marking.  Subject to Section 8.1, Licensee may mark Licensed Products with a patent notice in accordance with each country’s patent laws in any country where the Licensed Product is made, sold or imported.  Licensee shall provide and require its sublicensees including its Affiliates to provide notice of the Field of Use and Licensed Territory restrictions to all entities, including subcontractors and customers, to prevent exhaustion of the Licensed Patents and any implied license.

9.2              Acknowledgements.  Licensee shall also consult with Children’s, and if so requested thereby, include the following statement in its advertising of Licensed Products:  “Invented at and licensed by the Research Institute at Nationwide Children’s Hospital and The Ohio State University.”  A Party may issue a press release or other form of public announcement regarding this Agreement and activities hereunder but only after the other Party has given its written approval, such approval not to be unreasonably withheld.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9.3              No Use of Children’s and OSU Names.  Licensee shall not, without the prior written consent of Children’s and OSU, identify Children’s, OSU or any affiliate or subsidiary of Children’s and those of OSU, in any advertising or other promotional materials to be disseminated to the public or use the name of Children’s, OSU, their affiliates or subsidiaries or any of their respective faculty members, employees, or students, or any trademark, service mark, trade name, or symbol owned by or associated with Children’s, OSU, and/or any affiliate or subsidiary of Children’s and of OSU.

9.4              No Endorsement.  Notwithstanding anything to the contrary, Children’s and OSU do not directly or indirectly endorse any product or service provided, or to be provided, by Licensee and/or sublicensees including the Licensed Product.  Licensee shall not state or imply any endorsement by Children’s, OSU or any of their employees.

ARTICLE 10
CONFIDENTIALITY

10.1            Definition.  The Parties agree to keep and maintain any information or materials identified as confidential by the disclosing Party (“Disclosing Party”) when provided to the other Party (“Receiving Party”) individually and collectively (“Confidential Information”) in confidence and shall not disclose, use or otherwise make available the Confidential Information during and for **** after the Term except as reasonably necessary to fulfill its obligations or exercise its rights under this Agreement and provided that any party receiving disclosure has agreed to an obligation of confidentiality and prohibition on use at least as protective as this Article 10. In no event shall Licensee or anyone receiving Confidential Information from Licensee use such Confidential Information in any manner detrimental to Children’s, OSU, their affiliates, subsidiaries or their respective rights.  Technical Information shall be deemed the Confidential Information of Children’s regardless of whether marked as such. Children’s has the right to disclose Confidential Information received from Disclosing Party to its affiliates, subsidiaries, agents and independent contractors and their respective employees under an obligation of confidentiality at least as stringent as provided for herein.  Licensee remains liable for the compliance of its sublicensees, subcontractors and any other party receiving Confidential Information from Licensee.

10.2            Exceptions.  Confidential Information does not include any information or material that Receiving Party evidences:

10.2.1              by adequate written records that it knew or possessed prior to its receipt from Disclosing Party;

10.2.2              is in the public domain through no act or omission of the Receiving Party or anyone accessing Confidential Information therefrom;

10.2.3              is subsequently lawfully disclosed to Receiving Party by a third party free of any obligations of confidentiality; or

10.2.4              by adequate and contemporaneous written records is independently developed by employees of the Receiving Party or its affiliates or subsidiaries without knowledge of or access to the Confidential Information.

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Confidential Information specific to particular products or circumstances shall not be deemed to be within the exceptions stated in Section 10.2 merely if embraced by general disclosures regarding other products or circumstances. A combination of features shall not be deemed to be within the foregoing exceptions merely if the individual features of such combination qualify.

10.3        Permitted Disclosure.  If Receiving Party is required by law, regulation or court order to disclose the Confidential Information, it shall have the right to do so provided that Receiving Party provides prior written notice to Disclosing Party of such requirement and reasonably assists Disclosing Party in its efforts to obtain a protective order or other remedy of Disclosing Party’s election.

ARTICLE 11
EXPIRATION & TERMINATION

11.1            Expiration.  This Agreement commences on the Effective Date and expires at the end of the Term.

11.2            Termination.

11.2.1              Licensee may terminate this Agreement for convenience at any time after the first (1st) anniversary of the Effective Date by giving written notice to Children’s at least six (6) months prior to the effective date of termination.

11.2.2              A Party may terminate this Agreement immediately upon notice to the other Party if such Party is in breach of any provision of this Agreement and such breach is not cured within thirty (30) days after written notice thereof.  If Children’s is unable to determine Licensee’s and its sublicensee’s compliance with the terms and conditions of this Agreement because Licensee has not provided sufficient documentation required by this Agreement, the Parties agree that such failure to provide shall also be deemed evidence of Licensee’s failure to perform activities which were to be reported in such communications.

11.2.3              Unless prohibited by law, Children’s may terminate this Agreement immediately without notice to Licensee in the event of (a) the bankruptcy, insolvency (either a deficit in net worth or the inability to pay debts as they mature), or dissolution of Licensee; (b) Licensee making an assignment for the benefit of its creditors or an offer of settlement, extension, or composition to its unsecured creditors generally; or (c) the appointment of a trustee, conservator, receiver, or similar fiduciary for Licensee for substantially all of the assets of Licensee.

11.2.4              Children’s does not license its rights to entities that bring suit or institute proceedings against Children’s or its affiliates or subsidiaries, and as such, Children’s may immediately terminate this Agreement, unless prohibited by law, if Licensee or an Affiliate, directly or indirectly bring any action or proceeding against Children’s, including any pertaining to intellectual property owned by Children’s and/or its affiliates or subsidiaries unless such suit is for an uncured material breach of this Agreement by Children’s.  In the event Children’s is a prevailing Party, Licensee agrees to promptly pay Children’s for all costs and expenses of the suit including reasonable attorneys’ fees and court costs. Licensee shall include language in all contracts with its subcontractors or sublicensees consistent with this provision and shall terminate such subcontract or sublicense in the event such entity brings suit against Children’s, or its affiliates or subsidiaries. Should any such suit be brought against Children’s or its affiliates or subsidiaries, Children’s shall not terminate this Agreement if

Licensee promptly exercises its right of termination of the subcontractor or sub-licensee filing or participating as a party in any such suit.

11.3            Consequences of Termination.

11.3.1              Reversion of Rights. Upon the earlier of termination or expiration of this Agreement, all rights granted immediately revert to Children’s and OSU, and Licensee agrees not to practice or have practiced the Technical Information or valid claims of the Licensed Patents.  All Confidential Information of the other Party shall be returned or destruction certified, at the Disclosing Party’s election provided that the Receiving Party shall be permitted to retain one copy of the Confidential Information in order to verify its compliance hereunder.

11.3.2              Surviving Rights and Obligations.  The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued.  Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement. Without limiting the foregoing, the following provisions shall survive any termination or expiration of this Agreement: Articles 1, 7, 8, 10, 11 and 12 and Sections 4.1, 4.5, 4.6, 4.7, 4.8, 4.10, 4.11, 5.2.1, 6.4.

11.3.3              Terminal Payment.  If this Agreement is terminated before all the payments herein provided for have been made including all license fees and prorated Annual Minimum for the License Year in which the Agreement is terminated, Licensee shall immediately submit a terminal report and payment to Children’s even though the due date has not been reached. Children’s shall have the right to conduct a final audit in accordance with Section 4.7.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1            Notices.  All notices required or permitted to be given under this Agreement shall be effective when sent to the applicable Party’s address set forth below or to such other address as may be designated by written notice and given in writing, with reference to this Agreement, and when: (a) delivered personally; (b) sent by electronic mail, receipt confirmed; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) days after deposit with a commercial overnight carrier, with written verification of receipt.

To Children’s:	Research Institute at Nationwide Children’s Hospital
Attention: Director, Office of Technology Commercialization
(NCH OTC Ref. No. 2013-0212)
700 Children’s Drive
Columbus, Ohio 43205
Phone: (614) 722 2701
Email: OTCagreements@nationwidechildrens.org
cc: Legal Services

To Licensee:	BioLife Cell Bank, Inc.
Attention: John A. Carbona, CEO
11970 North Central Expressway, Suite 260
Dallas, Texas 75243
Phone: (855) 928 3947
Email: jc@avexisinc.com

With a copy to:	Block & Garden, LLP
(which shall not constitute notice)	Attention: Steven R. Block 5949 Sherry Lane, Suite 900
Dallas, Texas 75225
Phone: (214) 866 0990
Email: block@bgvllp.com

12.2            Assignment.  This Agreement is personal to Licensee and may not be assigned, transferred or delegated to a non-affiliated person, in whole or in part, by Licensee without the prior written consent of Children’s, which shall not be unreasonably withheld.  A Change of Control shall be considered an assignment for purposes of this Section 12.2.  Any attempted assignment, transfer or delegation, including any sublicense or subcontract in contravention with the terms and conditions of this Agreement shall be null and void.  Children’s has the right to assign or transfer the Licensed Patents, the Technical Information, its obligations and/or benefits hereunder and this Agreement without the consent of Licensee.  This Agreement shall be binding on the Parties and their successors and assigns and shall inure to the benefit of the Parties and their permitted successors and assigns. The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party.

12.3            Entire Agreement; Amendments.  This Agreement including its Exhibits contains the entire understanding of the Parties with respect to the subject matter and supersedes all other prior communications, agreements, or understandings, written or oral.  The Parties may, from time to time during the Term, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties and only if such instrument specifically states that it is an amendment to this Agreement. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against either Party.

12.4            Severability.  The terms and conditions of this Agreement are severable, and in the event that any term or condition of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term or condition shall be reformed if possible, but only to the extent necessary to remove such invalidity, illegality or unenforceability in such jurisdiction and to effectuate the intent of the Parties as evidenced on the Effective Date. If reformation is not possible, then that term or condition shall be deleted and neither the validity, legality or enforceability of remaining terms and conditions nor the validity, legality or enforceability of the deleted term or condition in any jurisdiction it is valid, legal or enforceable shall in any way be affected or impaired thereby.

12.5            Waiver.  No waiver by either Party of any term or condition of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent act or omission, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege or to insist upon compliance with any term or condition of this Agreement be deemed a waiver of such right, power or privilege or excuse a similar subsequent failure to perform any such term or condition.  All waivers must be in writing and signed by the Party granting such waiver.

12.6            No Agency.  The relationship between the Parties is that of independent contractors.  Neither Party shall be deemed to be an agent, employee, joint venturer or partner of the other and neither Party shall have any right or authority to assume or create any obligation or responsibility on behalf of the other Party or to bind that Party in any manner.

12.7            Governing Law.  This Agreement shall be governed solely by the laws of the state of Ohio, without regard to any choice-of-law provisions, the Uniform Commercial Code or the  International Convention on the Sale of Goods.  In any litigation or arbitration arising under or relating to the terms and conditions of this Agreement, the prevailing Party or Parties shall be entitled to recover all documented costs and expenses of the suit, action or proceeding, including reasonable attorneys’ fees and court and/or arbitration costs.

12.8            Jurisdiction and Forum.  The state and federal courts located in Franklin County in the state of Ohio shall have exclusive jurisdiction over any claim or dispute resulting from, relating to or arising out of this Agreement.  Licensee hereby irrevocably consents to the exclusive jurisdiction of such courts and irrevocably waive any claim of inconvenient forum.

12.9            Export Control.  It is understood that Children’s is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States government and/or may require written assurances by Licensee that it shall not export data or commodities to certain foreign countries without prior approval of such agency. Children’s neither represents that a license is required, nor that, if required, it shall be issued.

The Parties have executed this Agreement by their duly authorized officers or representatives, in one or more counterparts, each of which shall be deemed an original but all of which taken together constitute one and the same instrument as of the Effective Date.

NATIONWIDE CHILDREN’S HOSPITAL		BIOLIFE CELL BANK, INC.

By:	/s/ Timothy C. Robinson	By:	/s/ John A. Carbona
Timothy C. Robinson, Executive Vice President and Chief Financial & Administrative Officer		John A. Carbona, Chief Executive Officer

Date	9/27/13	Date	10/9/13

EXHIBIT A

LICENSED PATENTS

****

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT B

TECHNICAL INFORMATION TRANSFER

Within **** of the Effective Date, Children’s must transfer or provide Licensee with copies of or access to the following Technical Information:

•                  The Investigational New Drug application for **** (the “IND”)

•                  Copies of records, data, results, reports, documents, protocols, forms, presentations, papers, applications, pertinent correspondence with federal agencies and contracted third parties, and standard operating procedures related to the IND, including pre-clinical studies

•                  ****.

•                  Copies of records, data, results, reports, documents, protocols, forms, presentations, papers, applications, correspondence with federal agencies and contracted third parties, and standard operating procedures related to intrathecal delivery of ****, including pre-clinical studies

•                  Copies of patent applications as filed, patent office related correspondence, and invoices from contracted third parties related to the Licensed Patents

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT C

Development Plan Overview

****

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT D

DEVELOPMENT REPORT AND DEVELOPMENT PLAN UPDATE

For each Licensed Product, on a country-by-country basis, provide a reasonably detailed summary of the activities that Licensee has undertaken and plans to undertake to make the Licensed Technology available for sale in the commercial marketplace.

****

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT E

CHILDREN’S ROYALTY REPORT

Licensee:                                                            Agreement No.:

Inventor:                                                            Children’s File No.:

Period Covered: From:           /          /           Through:           /          /

Prepared By:                                                     Date:          /          /

Approved By:                                                   Date:          /          /

If license covers several major product lines, please prepare a separate report for each line. Then combine all product line into a summary report.

Report Type:   ☐   Single Product Line Report:

☐            Multiproduct Summary Report:    Page 1 of            Pages

☐            Product Line Details:  Line:                    Tradename:                          Pages:

☐            Report Currency: ☐    U.S. Dollars            ☐ Other

	Invoice Amount/Amount Received if not	[*Less:		Royalty	Period Royalty Amount
Country	invoiced	Allowances]	Net Sales	Rate	This Year	Last Year
****
****
****
****

Other:

Total:

Total Royalty:                      Conversion Rate:              Royalty in U.S. Dollars:  $

The following royalty forecast is non-binding and for Children’s’s internal planning purposes only:

Royalty Forecast Under This Agreement:  ****

****CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Any other consideration due Children’s during this Royalty Period:

Milestones:

Minimum Royalties:	Sublicense Payments:

On a separate page, please indicate the reason for returns or adjustments if significant. Also note any unusual occurrences that affect royalty amounts during this period. To assist Children’s’s forecasting, please comment on any significant expected trends in sales volume.

I certify that this report is accurate and complete: